Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Signs 5 New Dealers

Detroit, Michigan, May 24, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has signed 5 additional authorized dealers since the last public dealer announcement. These dealers are located throughout the continental U.S. and the state of Hawaii.

RAD’s five new authorized dealers are:

●	Combination Security headquartered in Cassopolis, Michigan.
●	System Integrations with offices in Memphis, Nashville, and Lebanon, Tennessee.
●	Huffmaster Protective Services Group based in Clawson, Michigan
●	V Force Security, located in Sacramento, California.
●	Site Management Services headquartered in Honolulu, Hawaii.

The addition of these 5 authorized dealers brings the total number of RAD dealers to 63.

“Security technology with AI is the future, and the market for RAD solutions is right now,” said Shane Kurihara, Managing Partner, Communications and Technology Director at Site Management Services. “I am especially excited to learn more about RADDOG now that I’ve seen it on commercials for the TV show ‘Stars on Mars’. Our clients are eager to go RAD!”

The June 5th debut of “Stars on Mars” on FOX is highly anticipated and expected to attract a significant audience. The appearance of RADDOG on this series will potentially further strengthen the Company’s position as a leading provider of AI-driven security and productivity solutions. RAD expects to release the full details of RADDOG shortly.

“It’s a very positive trend that RAD continues to attract new dealers, each bringing new opportunities and clients,” stated Mark Folmer, CPP, PSP, FSyI, President of RAD. “The security challenges that RAD addresses, whether it’s guard staffing, rising costs, or out of control crime, are affecting virtually every industry. These prominent regional dealers have the necessary direct relationships with the corporate clients that are actively seeking solutions.”

According to Folmer, RAD’s authorized dealers must obtain a demonstration device to showcase to their clients and potential customers. The effectiveness of RAD’s unique ‘security-in-a-box’ strategy can be efficiently demonstrated by new dealers through the use of a ROSA security robot. ROSA is renowned for its simple installation process and user-friendly dashboard.

“Since taking a demonstration ROSA upon signing as an authorized dealer, V Force Security has already moved forward and has ordered a RIO for a client,” Folmer added.

“A thriving network of dealers is essential for attaining market success,” stated Steve Reinharz, CEO of AITX and RAD. “RAD’s impressive array of dealers not only grants us entry to new customer segments but also enables us to broaden the Company’s scope and enhance the visibility of our products. I am genuinely delighted that RAD’s dealer network comprises esteemed regional dealers and security industry leaders.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz